Exhibit 99.1

CERTIFICATE OF THIRD AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
ORGANOVO HOLDINGS, INC.

Organovo Holdings, Inc. (the “corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

A.
The name of this corporation is Organovo Holdings, Inc. and the date on which the Certificate of Incorporation of this corporation was originally filed with the Secretary of State of the State of Delaware was January 27, 2012 (the “Certificate of Incorporation”).
B.
The date on which the first amendment to the Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware was July 26, 2018.
C.
The date on which the second amendment to the Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware was August 17, 2020.
D.
This Certificate of Third Amendment to the Certificate of Incorporation was adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware, and has been duly approved by the stockholders of the corporation.
E.
The Certificate of Incorporation of the corporation is hereby amended to add the following paragraph as the last paragraph of Article IV as follows:

“Reverse Stock Split. Upon the Effective Time of this Certificate of Third Amendment to the Certificate of Incorporation (the “Third Amendment”), every twelve (12) shares of Common Stock issued and outstanding (or held in treasury) immediately prior to the Effective Time shall be automatically reclassified and combined into one (1) validly issued, fully-paid and non-assessable share of Common Stock. The aforementioned reclassification shall be referred to as the “Reverse Split”.

The Reverse Split shall occur without any further action on the part of the corporation or the stockholders of the corporation and whether or not certificates representing such stockholders’ shares prior to the Reverse Split are surrendered for cancellation. No fractional interest in a share of Common Stock shall be deliverable upon the Reverse Split. All shares of Common Stock (including fractions thereof) issuable upon the Reverse Split held by a stockholder of record prior to the Reverse Split shall be aggregated for purposes of determining whether the Reverse Split would result in the issuance of any fractional share. Any fractional share resulting from such aggregation upon the Reverse Split shall be rounded down to the nearest whole number. Each stockholder of record who would otherwise be entitled to a fraction of a share of Common Stock upon the Reverse Split (after aggregating all fractions of a share to which such stockholder would otherwise be entitled) shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the product of such fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the corporation’s Common Stock as reported on the Nasdaq Capital Market on the trading day immediately preceding the filing of this Third Amendment with the Secretary of State of the State of Delaware (as adjusted to give effect to the Reverse Split), rounded up to the nearest whole cent. The corporation shall not be obliged to issue certificates evidencing the shares of Common Stock outstanding as a result of the Reverse Split, or cash in lieu of fractional shares, if any, unless and until the certificates evidencing the shares held by a stockholder of record prior to the Reverse Split are either delivered to the corporation or its transfer agent, or the stockholder notifies the corporation or its transfer agent that such certificates have been lost, stolen or destroyed, and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates.”

F.
This Certificate of Third Amendment to the Certificate of Incorporation shall become effective at 5:00 p.m. (Eastern Time) on March 20, 2025 (the “Effective Time”).

IN WITNESS WHEREOF, Organovo Holdings, Inc. has caused this Certificate of Third Amendment to be executed by its duly authorized officer as of March 20, 2025.

By: /s/ Keith Murphy
Keith Murphy
Executive Chairman of the Board